Exhibit 10.28

July 18, 2013

Dear Sanjay,
We are pleased to offer you a position with VMware, Inc. (the “Company”) as Executive Vice President and General Manager EUC, commencing on August 5, 2013. You will report to Pat Gelsinger, the Company’s Chief Executive Officer.

VMware is extending this offer to you based upon your general knowledge, experience, skills and abilities, and not because of your knowledge of any confidential information or trade secrets of any current or former employer or any other entity or person. By signing this offer letter, you agree that you have received, read, understand and agree to comply with VMware’s standard form Employment Agreement (copy enclosed) in which you agree, among other things, as a condition of employment at VMware, that you will not use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that you will not bring onto the premises of VMware (including VMware information systems) any unpublished document or proprietary information belonging to any former or concurrent employer, person or entity unless consented to in writing by the employer, person or entity.

SALARY: Your annual salary of $600,000 will be paid semi-monthly in accordance with the Company’s normal payroll procedures. The Company, in its sole discretion, may modify job titles, job duties, and managers from time to time as it deems necessary. As a full-time exempt employee you will be eligible to participate in the Company's benefit plans and programs, which may be amended from time to time.

BONUS: You will be eligible to participate in VMware’s bonus program as it may be amended from time to time. You will be eligible for an annual target bonus opportunity of 100% of your eligible compensation. Pursuant to the terms and conditions set forth in VMware’s bonus plan, any bonus for which you become eligible will be measured and funded on a semi-annual basis, with the actual payout based on achievement of VMware financial goals and your individual performance, as approved by management. Any bonus payment for your initial period of employment will be prorated based on your actual start date. VMware reserves the right to modify or discontinue your bonus opportunity at any time.

SIGN-ON BONUS: You are eligible to earn a sign-on bonus of $600,000, less applicable withholdings.  This amount will be paid within forty-five (45) days of your start date.  You will earn this sign-on bonus only if you remain employed with the Company for at least one (1) year from your start date.  If you voluntarily terminate your employment for any reason within one (1) year of your start date, you will not earn the sign-on bonus, and will be obligated to immediately return to the Company the full amount of your sign-on bonus.  By accepting this offer, you agree to promptly reimburse the Company for the full amount of your sign-on bonus if you do not earn it (as defined in this paragraph).

EQUITY: A recommendation will be made to the Compensation and Corporate Governance Committee of VMware’s Board of Directors (the “Committee”) that you be granted equity awards with a total target value of $8,500,000 (the "Target Value") for shares of VMware Class A common stock at a meeting of the Committee after your date of hire.  Subject to Committee approval, $3,500,000 of the Target Value will be awarded as restricted stock units (“RSUs”), $4,000,000 of the Target Value will be awarded as an option to purchase VMware common stock ("stock option") and $1,000,000 of the Target Value will be awarded as performance stock units (“PSUs”). The vesting, exercise price and other terms of the PSUs, stock option and RSUs, as applicable, will be set by the Committee at that meeting.  The stock option, RSUs and PSUs granted to you will be governed by the terms of the applicable grant agreement and the VMware 2007 Equity and Incentive Plan.  The details of the grant recommendation are as follows:

·         RSU’s.  The number of RSUs granted to you will be determined as follows: $3,500,000 divided by the average of the closing sale price per share of VMware Class A Common Stock for the 45 trading days ending on (and inclusive of) the last trading day of the month in which your employment commences.  Subject to the terms of the VMware 2007 Equity and Incentive Plan, these RSUs will vest over four years, with 25% of the RSUs vesting after 12 months and the remaining shares vesting thereafter at 12.5% semi-annually.

·
Stock Option.  The number of stock options granted to you will be determined as follows: $4,000,000 divided by 0.3 times the average of the closing sale price per share of VMware Class A Common Stock for the 45 trading days ending on (and inclusive of) the last trading day of the month in which your employment commences.  Subject to the terms of the VMware 2007 Equity and Incentive Plan, this stock option will vest over four years, with 25% of the shares subject to the option vesting after 12 months, and the remaining shares vesting thereafter at 2.08% per month.  The option exercise price will be equal to the fair market value of VMware Class A common stock on the date of the grant.

·         PSU’s.  PSUs are performance-based equity awards that are convertible into a number of shares of VMware Class A common stock based upon the level of performance achieved in comparison to predetermined metrics. Your PSU grant will vest at the conclusion of specified performance and service periods that will be determined by the Committee (the “PSU Vesting Date”). The Committee will determine the extent to which performance objectives specified in the PSU grant agreement have been achieved. The Committee will make its determination no later than sixty days after the end of the applicable performance period. Vesting will not occur, and no shares will be issued, for performance below minimum thresholds specified in the grant agreement. The service period to which your performance goals relate will begin with the commencement of your employment with the Company and may include an additional vesting period following completion of the performance period. The number of PSUs granted to you will be determined as follows: $1,000,000 divided by the average of the closing sale price per share of VMware Class A Common Stock for the 45 trading days ending on (and inclusive of) the last trading day of the month in which your employment commences.  The PSUs subject to the grant will vest upon achievement of performance targets over a specified period of time. Upon vesting, the PSUs will convert into VMware’s Class A common stock at a ratio ranging from 0.5 to 2.0 shares per PSU based upon the level of actual performance. The performance targets, performance period, service period and conversion ratio of your PSU grant will be determined by the Committee.
CHANGE IN CONTROL:
Effect on RSUs and Stock Options: If there is a Change in Control (as defined below), in lieu of any other severance or termination compensation (unless otherwise required by law or described herein), 100% of any unvested RSUs and stock options from the RSU and stock option grants recommended pursuant to this agreement will become immediately vested in the event that:

1.	The Company terminates your employment without Cause (as defined below) during the first twelve months after a Change in Control, or

2.	You terminate your employment for Good Reason (as defined below) during the first twelve months after a Change in Control.
Effect on PSUs: If there is a Change in Control during the performance period for your PSU grant, the performance period will terminate immediately prior to consummation of the Change in Control. The affected PSUs will vest on the originally scheduled PSU Vesting Date. The number of shares of VMware Class A common stock (or the number of securities into which the VMware Class A common stock was convered pursuant to the Change in Control) into which each PSU subject to the grant will convert on the PSU Vesting Date will be determined in the manner set forth in the grant agreement approved by the Committee.
Additionally, in the event that:
1.The Company terminates your employment without Cause after a Change in Control, or
2.You terminate your employment for Good Reason after a Change in Control.

100% of any unvested PSUs (from the PSU grant recommended pursuant to this agreement) will become immediately vested (together with the acceleration of RSUs, the “Change-in-Control Accelerations”).
If you experience a termination of your employment with the Company without Cause or for Good Reason pursuant to this “Change-in-Control” section, your right to receive the Change-in-Control Accelerations is subject to your signing and not revoking the Company’s standard form of employee termination certificate and a general release of all claims you may have against the Company in a form reasonably satisfactory to the Company, which form will include customary non-solicit and non-disparagement provisions (the “Release”).
POSITION:  We anticipate that your role and responsibilities within VMware will meet the definition of an "officer" subject to disclosure obligations under public company securities laws and regulations, including Section 16 (a "Section 16 Officer") of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).  A recommendation will be made to the VMware Board of Directors (the "Board") for you to be so designated.  The Board reviews the Company's Section 16 Officer designations from time to time and may, in its sole discretion, add or remove a person from the list of Section 16 Officers at any time.  You agree to comply fully with disclosure requirements applicable to you and the Company at all times, including during such time that you may be designated a Section 16 Officer, and you agree to comply fully with the Company's applicable policies and procedures regarding such disclosure.
DEFINITIONS: For purposes of this agreement, the terms set forth below will have the following meaning:
“Cause”. The occurrence of any of the following, as reasonably determined by the Company in good faith, will constitute “Cause”:

1.	willful neglect, failure or refusal by you to perform your employment duties (except resulting from your incapacity due to illness) as reasonably directed by the Company;

2.	willful misconduct by you in the performance of your employment duties;

3.	your indictment for a felony (other than traffic related offense) or a misdemeanor involving moral turpitude; or

4.
your commission of an act involving personal dishonesty that results in financial, reputational, or other harm to the Company and its affiliates and subsidiaries, including, but not limited to, an act constituting misappropriation or embezzlement of property.

The Company is required to deliver a Notice of Termination (as defined below) to you and to provide 30 days to remedy the event or condition giving rise to Cause (if such event or condition is capable of remedy) in order to terminate your employment for Cause. No act or failure to act on your part will be deemed “willful” for purposes of this Cause definition unless committed or omitted by you in bad faith and without reasonable belief that your act or failure to act was in, or not opposed to, the best interests of the Company.
“Change in Control”. “Change in Control” of the Company means and includes any of the following occurrences:

1.
Any Person is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes a Beneficial Owner in connection with subsection 2 below. For the avoidance of doubt, any change in the Persons who are the direct or indirect Beneficial Owners of the securities of Parent will not be deemed to constitute a change in the direct or indirect Beneficial Owners of the Company for purposes of this subsection (1);

2.
There is consummated a merger or consolidation of the Company with any other corporation or similar entity, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger of consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding securities; or

3.
The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company, or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than, following a “355 Distribution” (as defined below), a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Any other provision of this definition notwithstanding, the term Change in Control will not be deemed to have occurred by virtue of: (i) any transaction which results in you, or a group of Persons in which you have a substantial interest, acquiring, directly or indirectly, 35% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities, or (ii) Parent’s distribution of the Company’s shares in a transaction intended to qualify as a distribution under Section 355 (“355 Distribution”) of the Internal Revenue Code of 1986, as amended (the “Code”).
“Good Reason” for you to resign your employment means that one or more of the following has occurred without your express written consent:

1.
any materially adverse alteration in your role, reporting relationship or in the nature or status of your responsibilities relative to your role, reporting relationship or responsibilities at any time following the Change in Control, provided that none of the following will alone constitute Good Reason: (a) a mere change in title,  (b) the fact that you no longer hold following a Change in Control the same position in a public company as you held before the transaction, or (c)  the fact you are no longer designated a Section 16 Officer;

2.
a material diminution by the Company in your base salary (excluding a reduction that also is applied to all similarly situated employees of the Company and that reduces your base salary by a percentage reduction that is no greater than the lowest percentage reduction applied to any other such individual), or a material diminution by the Company in your target level of annual incentive bonus relative to your highest base salary and highest target level of annual incentive bonus, respectively, following a Change in Control, or ineligibility for a bonus program providing for a target level of annual incentive bonus;

3.	relocation of your principal place of employment to a location more than 50 miles from your principal place of employment at any time following a Change in Control (which may be your home); or

4.	a material breach of the Company’s obligations under this agreement
In order for you to invoke a termination due to Good Reason in a manner that would entitle you to Change-in-Control Accelerations, (i) you must provide a Notice of Termination to the senior officer of the Company’s Human Resources group of your intention to terminate due to such event or condition within 90 days of the initial occurrence or existence of such event or condition and provide the Company with 30 days from receipt of the notice to remedy the event or condition, (ii) the Company must fail to effect such remedy within the 30-day cure period, and (iii) the effective date of the resignation must occur within 90 days after the end of the 30-day cure period.
“Notice of Termination” means a written notice by the Company in the event it is terminating your employment with Cause or by you in the event you are resigning for Good Reason, which written notice indicates the specific provision in this agreement being relied upon and sets forth in reasonable detail any facts and circumstances claimed to provide a basis for such termination of your employment under the provision so indicated.
“Parent” means EMC Corporation, a Massachusetts corporation.
“Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a group as defined in Section 13(d) of the Exchange Act but excluding (i) the Company or Parent, any of their respective subsidiaries or any employee benefit plan sponsored or maintained by the Company, Parent or any of their respective subsidiaries (including any trustee or other fiduciary of any such plan), (ii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iii) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
SECTION 409A EXEMPTION: It is intended that the payments and other compensation contemplated by this agreement satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code, provided under Treasury Regulation Section 1.409A-1(b)(4) or comply with Code Section 409A, and that this agreement will be so interpreted and administered. Notwithstanding the foregoing, if the Company determines that payments and other compensation pursuant to this agreement may not either be exempt from or compliant with Code Section 409A, the Company may, with your prior written consent, adopt such amendments to this agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (i) exempt such payments and other compensation from Code Section 409A and/or preserve the intended tax treatment of such payments and other compensation, or (ii) comply with the requirements of Code Section 409A; provided, however, that there is no obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, and in any event, no such action will reduce the amount of payments or other compensation that is owed to your under this agreement without your prior written consent.
PARACHUTE PAYMENTS: In the event that the payments and benefits provided to you herein or otherwise by the Company constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this provision, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then your payments and benefits shall be either be (i) delivered in full (it being understood that no gross-ups for taxes that may be due on such amounts should be added to such amounts) or (ii) delivered as to such lesser extent as would result in no portion of such amounts being subject to the Excise Tax, whichever of the foregoing results in the receipt by you on an after-tax basis of the greatest amount, notwithstanding that all or some of the amounts may be taxable under Section 4999 of the Code. If a reduction is to occur pursuant to the prior sentence, unless an alternative election is permitted by, and does not result in taxation under, Section 409A and is timely elected by you, the payments and benefits shall be cutback in the following order: any cash severance you are entitled to (starting with the last payment due), then other cash amounts that are parachute payments (starting with the last payment due), then any stock options that have exercise prices higher than the then fair market value price of the stock (based on the latest vesting tranches), then restricted stock and restricted stock units based on the last ones scheduled to be distributed and then other stock options based on the latest vesting tranches.
IMMIGRATION: The Company agrees to provide assistance to you in securing and maintaining authorization for employment in the U.S. in accordance with the terms of our Immigration Policy, a copy of which is included with this letter. The Company retains sole discretion to determine what efforts, if any, it will take in the future to secure or maintain your continuing authorization to work in the U.S., should your authorization to work in the U.S. end or otherwise lapse during the period of your employment with the Company. By accepting this offer, you have read and understand the Immigration Policy.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

On or before your first day of employment you will be asked to submit verification of your legal right to work in the U.S. If you do not submit verification of your legal right to work in the U.S. by the third day after your first day of employment, the Company reserves the right to rescind this offer of employment.

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

By accepting this offer below and becoming an employee of VMware, you will be expected to comply with the Company's rules and regulations, including but not limited to the Company's Business Conduct Guidelines, Harrassment Policy, Equal Employment Policy and VMware Employment Agreement, which requires, among other provisions, the assignment of patent rights to any invention made during your employment at VMware and non-disclosure of proprietary and confidential information both during and after your employment at the Company.

This offer letter, along with the VMware Employment Agreement, which includes the Employment, Confidential Information, Invention Assignment Agreement, Harrassment Policy, Equal Employment Policy and Business Conduct Guidelines, contains all of the terms, promises, representations, and understandings between parties, and supersedes all other oral or written agreements or understandings between parties regarding these matters prior to the date hereof. By accepting this offer below, you agree that you have received, read, understand and agree to comply with the enclosed VMware Employment Agreement, Business Conduct Guidelines, Equal Employment Policy and Harassment Policy as a condition of your employment.

This offer is contingent upon the successful completion of the Company's background check and your verification of your legal right to work in the U.S.

Any modification or amendment of this offer letter must be in writing and signed by an officer of the Company and you.

This offer expires at 11:59 pm on August 2, 2013. To indicate your acceptance of the Company’s offer, please sign and date where indicated below and return to me by e-mail.

We are looking forward to having you join VMware. If you have any questions between now and your first day, please contact me.

Sincerely,

Pat Gelsinger
Chief Executive Officer
VMware, Inc.

ACCEPTED AND AGREED TO this _______ day of _________________, 2013.

__/s/ Sanjay Poonen________________________________Start Date: August 5, 2013
Sanjay Poonen

Enclosures:
VMware Employment Agreement 04-2012
Business Conduct Guidelines rev 05-2011
Harassment Policy rev 01-2008
Statement of Policy on Equal Employment rev 05-2013